For immediate release

HAROLD'S STORES, INC. REPORTS INCREASE IN

BORROWING AVAILABILITY UNDER CREDIT FACILITY

Dallas, TX - July 24, 2003 - Harold's Stores, Inc. (AMEX symbol: HLD) (the "Company"), a chain of upscale ladies' and men's specialty stores, announced today that it has negotiated an increase of $2 million in its total borrowing availability under its existing credit facility with Wells Fargo Retail Finance II, LLC (formerly Wells Fargo Retail Finance, LLC) ("Wells Fargo"). The Company has obtained this increase in order to provide for additional working capital. The full $2 million was available for borrowing on July 15, 2003.

The $2 million increase has been extended to the Company by Wells Fargo based upon a loan participation agreement between Wells Fargo and RonHow, LLC, an entity owned and controlled directly or indirectly by Ronald de Waal and W. Howard Lester. Mr. de Waal and Mr. Lester are both major beneficial owners of Company common stock, and Mr. Lester is also a director of the Company.

"We are very happy that two of our major shareholders have provided us with this increased availability," said Clark Hinkley, the Company's Chief Executive Officer. "We feel this investment demonstrates their continued optimism about our long-term prospects and goals."

Until November 15, 2003, RonHow, LLC, also has the option to further increase the credit to the Company by purchasing an additional participation of up to $1 million. Wells Fargo will continue to serve as the lending agent for the Company under the credit facility, and the principal covenants and conditions imposed upon the Company pursuant to the Wells Fargo credit facility agreement have not materially changed.

RonHow, LLC's right to repayment of any advances under the credit facility that are attributable to its participation is generally subordinate to the repayment rights of the other credit facility lenders. However, the Company may repay these advances after January 31, 2004, provided the Company meets certain conditions, including the maintenance of an average daily excess availability under the credit facility of at least $2.5 million for the thirty days prior to and 30 days projected immediately following the repayment. This average excess availability requirement is higher than the excess availability otherwise required of the Company under the credit facility.

Founded in 1948 and headquartered in Dallas, Texas, Harold's Stores, Inc. currently operates 43 upscale ladies' and men's specialty stores in 20 states. The Company's Houston locations are known as "Harold Powell."

Harold's Stores, Inc. wishes to take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to statements that may be deemed to be forward-looking. This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to the impact of competition, pricing pressure, product demand and market acceptance risks, mergers and acquisitions, reliance on key strategic alliances, the ability to attract and retain key employees, the availability of cash for growth, fluctuations in operating results, ability to continue funding operating losses and other risks detailed from time to time in Harold's filings with the Securities and Exchange Commission. These risks could cause the Company's actual results to differ materially from those expressed in any forward-looking statements made by, or on behalf of, Harold's Stores, Inc.

Financial Information Contact:

Jodi L. Taylor, Chief Financial Officer

Harold's Stores, Inc.

405-329-4045